Exhibit 99.1

TUESDAY MORNING CORPORATION APPOINTS MICHAEL ROULEAU INTERIM CEO

DALLAS, March 4, 2013 — Tuesday Morning Corporation (Nasdaq:TUES), a leading closeout retailer with over 830 stores across the United States specializing in selling deeply discounted, upscale home furnishings, housewares, gifts and related items, today announced the appointment of Michael Rouleau as interim Chief Executive Officer, effective immediately.  Mr. Rouleau, whose distinguished career in retail includes most recently serving as President and Chief Executive Officer of Michaels Stores, will manage the Company’s day-to-day operations through the retention of a new Chief Executive Officer.  He will continue to serve on the Company’s Board of Directors, which he joined in November 2012.

Mr. Rouleau succeeds Brady Churches, who has resigned as Tuesday Morning’s CEO but will remain with the Company in a consultative capacity.  The Company has engaged Spencer Stuart, a global executive search firm, to assist the Board in the process to identify a permanent CEO.

Steven R. Becker, Tuesday Morning’s Chairman of the Board, commented, “The Board recognizes Brady’s merchandising expertise and the Company’s recent top line momentum, and is pleased he will serve as a consultant.  We move forward with the search for new leadership to drive operational improvement at every level of the Company, truly transform the brand and capture market opportunities with focus and determination.  Michael Rouleau brings a strong track record of retail operational excellence in this regard, and the Board is confident that Tuesday Morning will benefit from his service as interim CEO.”

“My immediate focus is to ensure that Tuesday Morning’s Associates, Customers and Business Partners understand that this is a strong, stable Company with great untapped potential,” Mr. Rouleau added.  “Translating potential into long-term, sustainable performance, however, will require building on the progress to date and working to deliver greater operational efficiencies from the supplier to store checkout.”

Mr. Churches concluded, “After recent discussions, the Board and I have determined that this transition is in the Company’s best interest.  I am proud of the team’s progress, particularly with respect to merchandising and new initiatives aimed at improving the overall guest experience.  I look forward to serving Tuesday Morning on a consultative basis, with a focus on continuing the exciting merchandising programs we’ve successfully executed over the last several months.”

ABOUT TUESDAY MORNING

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates over 830 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise . . . never seconds or irregulars . . . at prices well below those of department and specialty stores and catalogues.

CONTACT:	Jennifer Sanders
Perry Street Communications
jsanders@perryst.com
214-965-9955